Exhibit 99.1

TALOS ENERGY ANNOUNCES FIRST QUARTER 2019 FINANCIAL AND OPERATIONAL RESULTS

Houston, May 8, 2019 – Talos Energy Inc. (“Talos,” the “Company” or “we”) (NYSE: TALO) today announced its financial and operational results for the first quarter of 2019 and an operations update.

Key highlights include:

•

Production of 42.0 thousand barrels of oil equivalent per day (“MBoe/d”), or 3.8 million barrels of oil equivalent (“MMBoe”) in total, 70% of which was oil, in line with expectations due to the planned dry-dock of the Helix Producer I (“HP-I”) floating production unit and associated planned shut-in of the Phoenix complex for approximately two months.

•

The dry-dock project was completed within the anticipated time frame and full production at the Phoenix complex was restored by the end of the first quarter. With the recent addition of the Tornado 3 and Boris 3 subsea wells in the Phoenix complex, the Company’s net production averaged over 60.0 MBoe/d during the first week of May 2019. The Company reaffirms its previously guided annual average daily production range of 53.0 – 56.0 MBoe/d for 2019.

•

Revenue of $178.7 million in the first quarter of 2019, which included $3.5 million of federal royalty refund, and average realized prices of $58.46/Bbl of oil and $2.79/Mcf of natural gas. 87% of our operating revenues in the first quarter of 2019 were derived from our oil production and reflects a significant basis differential premium to the average WTI benchmark price of $54.90/Bbl during the same period.

•	Net Loss of $109.6 million, or $2.02 net loss per share, which includes $106.6 million of non-cash unrealized commodity derivative losses.

•	Adjusted Net Income(1) of $10.3 million and Adjusted Earnings per Share(1) of $0.19.

•	Adjusted EBITDA(1) of $93.7 million. Adjusted EBITDA excluding hedges(1) in the quarter was $96.7 million.

•

As of March 31, 2019, liquidity position of $355.5 million, including $309.8 million available under the $600.0 million Bank Credit Facility and approximately $45.7 million of cash. During the fourth quarter of 2018, the Company’s Borrowing Base was increased by approximately 42% to $850 million; however, Talos elected to maintain the commitments at $600 million.

•	As of March 31, 2019 the Company’s total debt principal balance was $772.7 million, inclusive of the $90.4 million finance lease on the HP-I. Net Debt to Annualized Adjusted EBITDA(1) was 1.3x.

•

Capital expenditures, inclusive of plugging and abandonment costs, were $155.6 million. The 2019 capital program is front-loaded in the first half of the year, as the vast majority of the currently planned deepwater drilling and completions activities will occur in the first two quarters. Additionally, Talos is also appraising the globally recognized Zama discovery offshore Mexico in the first half of 2019. Consistent with our previously announced capital program, we expect capital expenditures to decrease significantly in the second half of the year; therefore, we are reaffirming our annual capital expenditure guidance range of $465 million - $485 million for 2019.

(1)

Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA, Adjusted EBITDA excluding hedges, Net Debt, Annualized Adjusted EBITDA and Net Debt to Annualized Adjusted EBITDA are non-GAAP financial measures. See “Supplemental Non-GAAP Information” below for additional detail and reconciliations of GAAP to non-GAAP measures.

Additional Highlights

Three months ended March 31, 2019
Total production volumes (MBoe)	3,782
Oil (MBbl/d) - Avg daily production	29.6
NGLs (MBbl/d) - Avg daily production	2.8
Natural Gas (MMcfe/d) - Avg daily production	57.6
Total average daily (MBoe/d)	42.0
Period results ($ million):
Revenues(1)	$178.7
Net Loss	($109.6)
Net Loss per share	($2.02)
Adjusted Net Income(2)	$10.3
Adjusted Earnings per share(2)	$0.19
Adjusted EBITDA(2)	$93.7
Adjusted EBITDA excl. hedges(2)	$96.7
Capital Expenditures (including Plug & Abandonment)	$155.6
Adjusted EBITDA margin(2):
Adjusted EBITDA (% of revenue)	53%
Adjusted EBITDA per Boe	$24.78
Adjusted EBITDA excl. hedges (% of revenue)	55%
Adjusted EBITDA excl. hedges per Boe	$25.58

(1)	Includes $3.5 million of federal royalty refund.
(2)

Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA, Adjusted EBITDA excluding hedges, Adjusted EBITDA Margin and Adjusted EBITDA Margin excluding hedges are non-GAAP financial measures. See “Supplemental Non-GAAP Information” below for additional detail and reconciliations of GAAP to non-GAAP measures.

President and Chief Executive Officer Timothy S. Duncan commented: “It has been an extremely busy and important time for Talos. Not only is there great focus on our appraisal work in our globally recognized Zama discovery, but we have been very busy in the U.S. Gulf of Mexico, with two subsea well hook-ups and two other prospective deepwater operations. In our Phoenix complex we participated with Helix Energy Solutions (“Helix”) in the HP-I dry-dock. The vessel has a regulatory requirement to dry-dock approximately every two and a half years, which this year happened in the first quarter and resulted in approximately 60 days of total planned downtime in the Phoenix complex. The dry-dock project also helps assure the long-term health of the HP-I, which is one of the few floating production facilities in the U.S. Gulf of Mexico. Talos used the dry-dock time wisely, drilling and completing two new subsea wells that were immediately put into production upon the HP-I’s return to the Phoenix complex, allowing the Company to reach a production milestone, most recently producing 40.0 thousand barrels of oil per day (47.0 MBoe/d) gross through that facility. Also, the Helix and Talos teams are proud to share an important health and safety milestone aboard the HP-I, as both companies reached eight years and a collective and consecutive two million man-hours without a lost-time incident.”

“In offshore Mexico, on the Zama project, our operational execution to date has been outstanding, as we are moving at an accelerated pace and incident free. The ongoing appraisal program continues to validate both the scale and future deliverability of the asset. We are excited to work with our consortium partners and Pemex as we study the quickest path to first production and the full optimization of the resource potential of such an impactful project.”

“In the U.S. Gulf of Mexico, we brought online two subsea wells to Talos-operated infrastructure, Tornado 3 and Boris 3. The combined sustained production from those wells was 12.6 MBoe/d net to Talos. In addition, we had encouraging results in the Orlov prospect and have started operations on our Bulleit prospect. The latter, if successful, will tie into a facility we purchased in a highly accretive transaction last year. We also continue to see progress in our shallow water drilling and asset management activities.”

“In conclusion, we knew the challenges we were going to face this quarter with an active, front-loaded capital program during a planned shut-in of the Phoenix complex, but we have since restored and increased production with new impactful wells. As our production continues to build during the year, our capital program will taper off following the high volume of activity in the first half of 2019, as previously guided. We continue to execute operationally and are focused on the same goal we delivered in 2018 - generating free cash flow on an annual basis by investing in short-cycle projects with high rates of return, but also generating material value creation through our high-impact exploration and development activities.”

RECENT DEVELOPMENTS AND OPERATIONS UPDATE

Drilling and Exploration Activities

U.S. Gulf of Mexico – Deepwater

•

Helix Producer I regulatory dry-dock: The HP-I departed the shipyard on March 7, 2019. After a period of sea trials, production from the Phoenix complex resumed in late March, with full production rate achieved by month’s end. The shut-in of the Phoenix complex lasted 57 days, in line with previously disclosed expectations.

Talos and Helix, our partner and owner of the HP-I, also celebrated a major safety milestone, where our collective staff have surpassed 2,000,000 consecutive man hours without a single lost-time incident aboard the HP-I, an accomplishment approximately 8 years in the making.

The safety milestone came shortly after the restart of production in the Phoenix complex following the planned dry-dock period in the first quarter of 2019. During the dry-dock, the HP-I underwent numerous preventative maintenance and production upgrades designed to ensure continued safe and reliable operations at the Phoenix complex. The HP-I maintains continuous, 24/7 operations at water depths of over 2,300 feet. Vessel and production processes are managed by Helix and Talos employees, respectively, with an average of more than 50 personnel onboard during normal operations.

•

Phoenix complex Production Milestone: The Talos-operated Phoenix complex, which consists of the Typhoon, Boris and Tornado assets, recently reached a production milestone of 40.0 thousand barrels of oil per day (47.0 MBoe/d) gross in early May following the drilling, completion and connection of two recent subsea wells, Tornado 3 and Boris 3. The Tornado 3 well commenced production in early April with a controlled production rate of 9.3 MBoe/d gross (83% oil), or approximately 4.7 MBoe/d net to Talos after royalties, slightly below our previously disclosed expectations. Talos is the operator and owns a 65% working interest, with Kosmos Energy owning the remaining 35% working interest. The Boris 3 well was brought online in the last week of April with a production rate of 8.5 MBoe/d gross (82% oil), or approximately 7.9 MBoe/d net to Talos after royalties, which significantly surpassed Talos’s expectations. Talos is the operator and owns a 100% working interest. The combined production rate, net to Talos, of the Tornado 3 and Boris 3 wells is approximately 12.8 MBoe/d, and compares favorably to our estimated range of 7.8 – 12.1 MBoe/d net for the two wells combined.

•

Orlov Prospect: The initial test well in the Orlov prospect (Green Canyon block 200) has reached its total depth (“TD”) and encountered approximately 100 feet of net true vertical thickness oil pay in the main objective, as well as encountering hydrocarbons in two shallower zones along the same trap. The operator, Fieldwood Energy, has suspended the well and moved off location to another project as the partnership evaluates the results of the initial test well and determines the optimal path forward for development. Talos has a 30% working interest in the project.

•

Bulleit prospect: The Noble Don Taylor rig has mobilized from the Phoenix complex, where it completed the Boris 3 well, to Green Canyon block 21 to drill the Bulleit prospect, which spud in the last week of April of 2019. Earlier this year, Talos signed a participation agreement with a subsidiary of EnVen Corporation to drill the Bulleit prospect and became the operator of the block with an initial working interest of 66.7%. Subsequently, Talos sold approximately 16.7% of its working interest to Otto Energy on a promoted basis. The Company now owns 50.0% of the project. If successful, the well would be completed and tied back to the Talos owned and operated Green Canyon 18 (“GC 18”) facility approximately 10 miles away, which was acquired as part of the Whistler Energy acquisition in 2018.

U.S. Gulf of Mexico – Shallow Water

•

Talos has completed operations in the EW 306 A-2 ST2 well and production commenced in the first week of May of 2019, with current production rates of approximately 1.3 MBoe/d gross, or 1.0 MBoe/d net after royalties. Talos owns a 100% working interest. The well encountered hydrocarbons in five reservoirs and has been set-up as a dual completion in the two deepest pay zones.

•

After the successful completion of the EW 306 A-2 ST2 well, Talos commenced drilling operations on the EW 306 A-10 ST2 well, which will target a fault block adjacent to the EW 306 A-20 Miocene discovery that Talos drilled in July of 2018. If successful, the Company expects the production rate from this well to range from 1.5 – 2.5 MBoe/d gross, or 1.2 – 2.0 MBoe/d net after royalties. Talos also owns a 100% working interest in this project.

Offshore Mexico

Block 7 – Zama appraisal program

As previously announced, Talos and its partners drilled the second penetration in the Zama reservoir to better define the resource potential of the Zama discovery. Building upon the success of the first appraisal penetration (Zama-2), the Zama-2 ST1 well successfully tested the northern limits of the reservoir, acquired over 700 feet of whole core to collect detailed rock properties, and performed successful well tests in several perforated intervals, reaching an unstimulated and restricted combined production rate of 7.9 MBoe/d gross, of which 94% was oil. We believe the tests confirm the deliverability and significant drainage areas of future production wells as well as peak field production.

The next step of the appraisal program is currently underway. Work on the Zama-3 appraisal well was initiated in late April and will assist in delineating the reservoir continuity and quality in the southern part of the field. The Zama-3 appraisal operation includes collecting an additional core to better understand the reservoir geology.

Block 2 and Block 31 Exploration program

In October of 2018, Talos announced a cross-assignment transaction with a subsidiary of Pan American Energy (“PAE”), pursuant to which Talos conveyed a 25% participation interest (i.e. half of its interest) in the high-risk exploration Block 2 to PAE in exchange for a 25% participation interest from PAE in Block 31, a lower risk project set up by encouraging results in the Xaxamani-1 well.

•

Block 2: The Acan-1EXP prospect in Block 2 offshore Mexico has reached total depth. The well encountered a non-commercial gas reservoir in two shallow zones along the same trap and encountered wet sands in the main objective. The partnership elected to plug and abandon the well due to the lack of commercial quantities of hydrocarbons. Subsequently, the jack-up rig has been mobilized to the northeast of Acan-1EXP, where the partnership will drill the Yaluk-1EXP prospect next. Yaluk-1EXP is the second well planned for Block 2.

•

Block 31: The Olmeca-1 well is expected to be drilled in the second half of 2019. Following the two wells on Block 2, the drilling campaign will shift to the Olmeca-1 project on Block 31. The 2019 drilling campaign is designed to evaluate the resource potential indicated by the nearby Xaxamani-1 well and, if successful, a final investment decision to develop these assets could be reached in 2020.

Asset Management Activities

In the first quarter, Talos added approximately 0.7 MBoe/d net to the Company’s production through assorted asset management and well work activities, including workovers and recompletions on wells with stacked pays. The Company recently initiated asset management efforts in the Ram Powell field, purchased in 2018, that are expected to add incremental production in the second quarter.

Business Development Activities

•

Lease Sale: On March 20, 2019, Talos participated in the Outer Continental Shelf Lease Sale 252 held by the federal Bureau of Ocean Energy Management and submitted four single bids and three joint bids. The Company was the apparent high bidder in one of the single bids and on all three joint bids covering a total area of over 23,000 gross acres, or approximately 10,000 net acres for $2.0 million in high bids, resulting in an average cost of approximately $200/acre. Among the high bids were those for Mississippi Canyon blocks 554 and 555, which were jointly bid with Murphy Oil Corporation (“Murphy”). These blocks are part of a 20,000-acre joint venture with Murphy to explore a series of Middle Miocene prospects.

FIRST QUARTER 2019 RESULTS

Production, Realized Prices and Revenue

Production: Production for the first quarter of 2019 was 3.8 MMBoe and was comprised of 2.7 million barrels of oil, 0.3 million barrels of NGLs and 5.2 billion cubic feet (“Bcf”) of natural gas. Oil and NGLs production accounted for 77% of the total production for the first quarter of 2019.

As planned and previously disclosed, the HP-I floating production unit underwent regulatorily-mandated dry-dock during the first quarter of 2019, leading to a total shut-in period of 57 days in the Phoenix complex. Talos estimates that approximately 12.1 MBoe/d of production from the Phoenix complex in the quarter was deferred as a result of the HP-I dry-dock. Also during the quarter, the Pompano facility experienced unplanned downtime due to a compressor repair and a third party shut-in at a nearby facility, which deferred approximately 1.5 MBoe/d of production from the field during the quarter. Although a certain level of third party downtime is expected and planned for, these interruptions in production were limited to the first quarter and are not expected to have a material impact going forward.

The Company reaffirms its previously guided annual average daily production range of 53.0 – 56.0 MBoe/d for 2019.

The table below provides additional detail of the Company’s oil, natural gas and NGLs production volumes and sales prices per unit for the three months ended March 31, 2019:

Three months ended March 31, 2019
Production volumes
Oil production volume (MBbls)	2,663
NGL production volume (MBbls)	255
Natural Gas production volume (MMcf)	5,184
Total production volume (MBoe)	3,782
Average net daily production volumes
Oil (MBbl/d)	29.6
NGL (MBbl/d)	2.8
Natural Gas (MMcf/d)	57.6
Total average net daily (MBoe/d)	42.0
Average realized prices (excluding hedges) (1)
Oil ($/Bbl)	58.46
NGL ($/Bbl)	19.87
Natural Gas ($/Mcf)	2.79
Barrel of oil equivalent ($/Boe)	46.32

(1)	Average realized prices are net of certain gathering, transportation, quality differentials and other costs.

The table below provides additional detail of the Company’s production by major assets for the three months ended March 31, 2019:

	Three months ended March 31, 2019
	Production	% Oil	% Liquids	% Operated
Average net daily production volumes by asset
Green Canyon
Phoenix / Tornado	4.6	84%	87%	100%
Green Canyon 18	1.2	89%	91%	100%
Mississippi Canyon
Amberjack	2.3	91%	93%	100%
Pompano	10.0	87%	95%	100%
Ram Powell	6.9	59%	69%	100%
Gunflint	1.4	78%	80%	0%
Shelf and Other deepwater
Shelf	14.1	55%	62%	~75%
Other deepwater	1.5	62%	72%	0%

Total average net daily (MBoe/d)	42.0	70%	77%	> 90%

Revenue: Total revenue for the three months ended March 31, 2019 was $178.7 million, which was impacted by the planned HP-I dry-dock. Total revenue includes $3.5 million of federal royalty refunds, classified as other revenue.

Oil price realizations net of certain gathering, transportation, quality differentials and other costs, continues to be robust, representing an average for the quarter of $3.56 per barrel above the average WTI price for the first quarter of 2019.

The table below summarizes the revenue by commodity for the three months ended March 31, 2019 and provides additional relevant information:

Three months ended March 31, 2019
Revenues ($ million)
Oil	155.7
NGL	5.1
Natural Gas	14.4
Revenue - Operations	175.2
Other revenue	3.5
Total revenue	178.7
Average realized prices (excluding hedges)(1)
Oil ($/Bbl)	$58.46
NGL ($/Bbl)	$19.87
Natural Gas ($/Mcf)	$2.79
Barrel of oil equivalent ($/Boe)	$46.32
Average NYMEX prices
WTI ($/Bbl)	$54.90
Henry Hub ($/MMBtu)	$2.92

(1)	Average realized prices are net of certain gathering, transportation, quality differentials and other costs.

Expenses

Lease operating expense (“LOE”): Total LOE for three months ended March 31, 2019 was $45.5 million, inclusive of insurance costs.

Workover and maintenance expense: Workover and maintenance expense for the three months ended March 31, 2019 was $23.0 million and included approximately $1.5 million of maintenance-related costs in connection with the Whistler acquisition, $2.0 million at our SMI 130 field for repairs and $6.9 million related to the HP-I dry-dock operation repairs and related workover expense within the Phoenix complex in the first quarter of 2019.

General and administrative expense (“G&A”): General and administrative expense for the three months ended March 31, 2019 was $13.8 million, excluding $1.3 million of stock-based compensation and $2.5 million in transaction-related costs.

Price risk management activities: Price risk management activities for the three months ended March 31, 2019 resulted in a $3.0 million expense related to cash settlement on our derivative contracts.

Other Financial Metrics

Net loss, Adjusted Earnings per Share and Adjusted EBITDA: Net loss was $109.6 million, or $2.02 net loss per share, in the first quarter of 2019, as compared to $306.3 million in net income in the fourth quarter of 2018. After certain adjustments, the Adjusted Earnings per Share in the first quarter was $0.19.

Adjusted EBITDA in the first quarter of 2019 was $93.7 million as compared to $158.8 million in the fourth quarter of 2018. The reduction is attributed to the Phoenix complex being shut-in for approximately two months as a result of the planned dry-dock of the HP-I.

Capital Expenditures: Capital expenditures in the first quarter of 2019 were $155.6 million, inclusive of plugging & abandonment costs. The 2019 capital program is front-loaded in the first half of the year, as all of the currently planned deepwater drilling and completions activities will occur in the first two quarters. Similarly, Talos is appraising the globally recognized Zama discovery offshore Mexico, which is also taking place in the first half of the year.

Talos reaffirms its annual capital expenditure guidance range of $465 million – $485 million for 2019.

The table below provides additional detail of the Company’s capital expenditures:

($ million)	Three months ended March 31, 2019
U.S. Drilling & Completions	98.3
Mexico Appraisal & Exploration	26.3
Asset Management	10.5
Seismic and G&G / Land / Capitalized G&A	16.5

Total Capital Expenditures	151.7

Plugging & Abandonment	3.9

Total Capital Expenditures and Plugging & Abandonment	155.6

Financial position: As of March 31, 2019, the Company had approximately $682.4 million in long-term debt, excluding deferred financing costs and original issue discount. The balance includes $396.9 million of second lien notes, $275.0 million of borrowings under the Company’s credit facility and a $10.5 million building loan. In addition to the Company’s long-term debt, as of March 31, 2019, Talos had the HP-I finance lease obligation with a balance of approximately $90.4 million.

Liquidity position: As of March 31, 2019, the Company had a liquidity position of $355.5 million, including $309.8 million available under the $600.0 million credit facility and approximately $45.7 million of cash. In the fourth quarter of 2018, the Company’s borrowing base was increased by approximately 42% to $850 million; however, Talos elected to maintain the commitments at $600 million.

Leverage and credit metrics: Annualized Adjusted EBITDA for the nine month period ended March 31, 2019 was $546.0 million. As of March 31, 2019, the Company’s total debt was $772.7 million and Net Debt was $727.0 million, both including the finance lease. Therefore, the Net Debt to Annualized Adjusted EBITDA ratio of Talos was 1.3x.

CONFERENCE CALL AND WEBCAST INFORMATION

Talos will host a conference call, which will also be broadcast live over the internet, on Thursday, May 9, 2019 at 10:00 am Eastern Time (9:00 am Central Time).

Listeners can access the conference call live over the internet through a webcast link on the Company’s website at: https://www.talosenergy.com/investors. Alternatively, the conference call can be accessed by dialing 1-888-348-8927 (U.S. toll-free), 1-855-669-9657 (Canada toll-free) or 1-412-902-4263 (international). Please dial in approximately 15 minutes before the teleconference is scheduled to begin and ask to be joined into the Talos Energy call.

A replay of the call will be available one hour after the conclusion of the conference call through Thursday, May 16, 2019 and can be accessed by dialing 1-877-344-7529 and using access code 10131026.

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing cash flows and long-term value through its operations, currently in the United States Gulf of Mexico and offshore Mexico. As one of the U.S. Gulf of Mexico’s largest public independent producers, we leverage decades of geology, geophysics and offshore operations expertise towards the acquisition, exploration, exploitation and development of assets in key geological trends that are present in many offshore basins around the world. Our activities in offshore Mexico provide high impact exploration opportunities in an oil rich emerging basin. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, potential adverse reactions or changes to competitive responses to the business combination between Talos Energy LLC and Stone Energy Corporation, the possibility that the anticipated benefits of such business combination are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies, and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 14, 2019, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, to be filed with the SEC subsequent to the issuance of this communication.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

Estimates for our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

TALOS ENERGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$45,725	$139,914
Restricted cash	1,252	1,248
Accounts receivable
Trade, net	87,193	103,025
Joint interest, net	31,905	20,244
Other	23,139	19,686
Assets from price risk management activities	9,655	75,473
Prepaid assets	27,553	38,911
Income tax receivable	9,115	10,701
Other current assets	3,112	7,644

Total current assets	238,649	416,846

Property and equipment:
Proved properties	3,774,531	3,629,430
Unproved properties, not subject to amortization	148,057	108,209
Other property and equipment	33,893	33,191

Total property and equipment	3,956,481	3,770,830
Accumulated depreciation, depletion and amortization	(1,784,196)	(1,719,609)

Total property and equipment, net	2,172,285	2,051,221

Other long-term assets:
Assets from price risk management activities	4,150	—
Other well equipment inventory	9,993	9,224
Operating lease assets	6,989	—
Other assets	7,873	2,695

Total assets	$2,439,939	$2,479,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,550	$51,019
Accrued liabilities	192,322	188,650
Accrued royalties	23,237	38,520
Current portion of long-term debt	448	443
Current portion of asset retirement obligations	65,884	68,965
Liabilities from price risk management activities	40,502	550
Accrued interest payable	21,077	10,200
Current portion of operating lease liabilities	1,276	—
Other current liabilities	17,285	22,071

Total current liabilities	424,581	380,418

Long-term liabilities:
Long-term debt, net of discount and deferred financing costs	665,935	654,861
Asset retirement obligations	325,139	313,852
Liabilities from price risk management activities	4,940	—
Operating lease liabilities	15,620	—
Other long-term liabilities	103,738	123,359

Total liabilities	1,539,953	1,472,490

Commitments and contingencies (Note 11)
Stockholders’ Equity:
Preferred stock, $0.01 par value; 30,000,000 shares authorized; no shares issued or outstanding as of March 31, 2019 and December 31, 2018	—	—
Common stock $0.01 par value; 270,000,000 shares authorized; 54,155,805 and 54,155,768 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	542	542
Additional paid-in capital	1,336,216	1,334,090
Accumulated deficit	(436,772)	(327,136)

Total stockholders’ equity	899,986	1,007,496

Total liabilities and stockholders’ equity	$2,439,939	$2,479,986

TALOS ENERGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per common share amounts)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues and other:
Oil revenue	$155,679	$127,693
Natural gas revenue	14,447	12,723
NGL revenue	5,066	5,434
Other	3,521	—

Total revenue	178,713	145,850
Operating expenses:
Direct lease operating expense	40,829	24,915
Insurance	4,111	2,675
Production taxes	582	391

Total lease operating expense	45,522	27,981
Workover and maintenance expense	23,019	6,905
Depreciation, depletion and amortization	64,587	49,040
Accretion expense	9,607	4,760
General and administrative expense	17,609	8,580

Total operating expenses	160,344	97,266

Operating income	18,369	48,584
Interest expense	(25,218)	(19,742)
Price risk management activities expense	(109,579)	(51,976)
Other income	433	191

Loss before income taxes	(115,995)	(22,943)
Income tax benefit	6,359	—

Net loss	$(109,636)	$(22,943)

Net loss per common share:
Basic	$(2.02)	$(0.73)
Diluted	$(2.02)	$(0.73)
Weighted average common shares outstanding:
Basic	54,156	31,244
Diluted	54,156	31,244

TALOS ENERGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(109,636)	$(22,943)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion, amortization and accretion expense	74,194	53,800
Amortization of deferred financing costs and original issue discount	1,188	377
Equity based compensation, net of amounts capitalized	1,259	103
Price risk management activities expense	109,579	51,976
Net cash paid on settled derivative instruments	(3,019)	(20,429)
Settlement of asset retirement obligations	(3,945)	(5,323)
Changes in operating assets and liabilities:
Accounts receivable	2,305	2,362
Other current assets	11,370	(1,417)
Accounts payable	(8,284)	(16,932)
Other current liabilities	(25,933)	(2,463)
Other non-current assets and liabilities, net	(7,956)	534

Net cash provided by operating activities	41,122	39,645

Cash flows from investing activities:
Exploration, development and other capital expenditures	(102,396)	(30,012)
Cash paid for acquisitions	(32,916)	—

Net cash used in investing activities	(135,312)	(30,012)

Cash flows from financing activities:
Redemption of Senior Notes and other long-term debt	(109)	(24,977)
Proceeds from Bank Credit Facility	35,000	—
Repayment of Bank Credit Facility	(25,000)	—
Other deferred payments	(6,575)	—
Payments of finance lease	(3,311)	(3,547)

Net cash provided by (used in) financing activities	5	(28,524)

Net decrease in cash, cash equivalents and restricted cash	(94,185)	(18,891)
Cash, cash equivalents and restricted cash:
Balance, beginning of period	141,162	33,433

Balance, end of period	$46,977	$14,542

Supplemental Non-Cash Transactions:
Capital expenditures included in accounts payable and accrued liabilities	$134,722	$33,964
Supplemental Cash Flow Information:
Interest paid, net of amounts capitalized	$4,614	$10,435

SUPPLEMENTAL NON-GAAP INFORMATION

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income”, “Adjusted Earnings per Share”, “Adjusted EBITDA”, “Adjusted EBITDA excluding hedges”, “Adjusted EBITDA Margin”, “Adjusted EBITDA Margin Excluding Hedges”, “Net Debt”, “Annualized Adjusted EBITDA” and “Net Debt to Annualized Adjusted EBITDA.” These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Adjusted EBITDA; reconciliation of Adjusted EBITDA margin

“Adjusted EBITDA” is not a measure of net income (loss) as determined by GAAP. We use this measure as a supplemental measure because we believe it provides meaningful information to our investors. We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense, depreciation, depletion and amortization, accretion expense, loss on debt extinguishment, transaction related costs, the net change in the fair value of derivatives (mark to market effect, net of cash settlements and premiums related to these derivatives), non-cash (gain) loss on sale of assets, non-cash write-down of oil and natural gas properties, non-cash write-down of other well equipment inventory and non-cash equity based compensation expense. We believe the presentation of Adjusted EBITDA is important to provide management and investors with (i) additional information to evaluate, with certain adjustments, items required or permitted in calculating covenant compliance under our debt agreements, (ii) important supplemental indicators of the operational performance of our business, (iii) additional criteria for evaluating our performance relative to our peers and (iv) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP or as an alternative to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP.

“Adjusted EBITDA excluding hedges” is defined as Adjusted EBITDA plus net cash receipts (payments) on settled derivative instruments. We believe the presentation of Adjusted EBITDA excluding hedges is important to provide management and investors with information about the impact of actual commodity price changes on our business.

“Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenue, as a percentage. It is also defined as Adjusted EBITDA divided by the total production volume, expressed in Boe, in the period, and described as dollar per Boe. We believe the presentation of Adjusted EBITDA Margin is important to provide management and investors with information about how much we retain in Adjusted EBITDA terms as compared to the revenue we generate and how much per barrel we generate after accounting for certain operational and corporate costs.

“Adjusted EBITDA margin excluding hedges” bears the same definition and our intended utility of Adjusted EBITDA margin, but using Adjusted EBITDA excluding hedges instead of Adjusted EBITDA.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) to Adjusted EBITDA, from Adjusted EBITDA to Adjusted EBITDA excluding hedges, Adjusted EBITDA margins and Adjusted EBITDA margins excluding hedges for each of the periods indicated (in thousands, except for Boe, $/Boe and percentage data):

($ thousands)	Three Months Ended September 30, 2018	Three Months Ended December 31, 2018	Three Months Ended March 31, 2019
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$13,109	$306,286	$(109,636)
Interest expense	24,837	23,857	25,218
Income Tax Expense (Benefit)	—	2,922	(6,359)
Depreciation, depletion and amortization	87,808	84,145	64,587
Accretion expense	10,162	10,930	9,607
Loss on debt extinguishment	356	—	—
Transaction related costs	7,595	4,579	2,493
Derivative fair value (gain) loss(1)	53,330	(256,917)	109,579
Net cash receipts (payments) on settled derivative instruments(1)	(40,746)	(16,345)	(3,019)
Non-cash (gain) loss on sale of assets	—	(1,710)	0
Non-cash write-down of other well equipment inventory	—	244	0
Non-cash equity-based compensation expense	570	764	1,259

Adjusted EBITDA	$157,021	$158,755	$93,729

Net cash receipts (payments) on settled derivative instruments(1)	40,746	16,345	3,019

Adjusted EBITDA excluding hedges	197,767	175,100	96,745

Production and Revenue:
Boe(2)	5,052	4,910	3,782
Revenue	282,868	258,664	175,192
Adjusted EBITDA margin and Adjusted EBITDA excl hedges margin:
Adjusted EBITDA divided by Revenue (%)	56%	61%	53%
Adjusted EBITDA per Boe(2)	$31.08	$32.33	$24.78
Adjusted EBITDA excl hedges divided by Revenue (%)	70%	68%	55%
Adjusted EBITDA excl hedges per Boe(2)	$39.15	$35.66	$25.58

(1)

The adjustments for the derivative fair value (gain) loss and net cash receipts (payments) on settled derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDA on a cash basis during the period the derivatives settled.

(2)

One Boe is equal to six Mcf of natural gas or one Bbl of oil or NGLs based on an approximate energy equivalency. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

Reconciliation of Adjusted Net Income and Adjusted Earnings per Share

“Adjusted Net Income” is not a measure of net income (loss) as determined by GAAP. We use this measure as a supplemental measure because we believe it provides meaningful information to our investors. We define Adjusted Net Income as net income (loss) plus accretion expense, loss on debt extinguishment, transaction related costs, the net change in the fair value of derivatives (mark to market effect, net of cash settlements and premiums related to these derivatives) and non-cash equity based compensation expense. We believe the presentation of Adjusted Net Income is important to provide management and investors with (i) important supplemental indicators of the operational performance of our business, (ii) additional criteria for evaluating our performance relative to our peers and (iii) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted Net Income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP or as an alternative to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP.

“Adjusted Earnings per Share” is defined as Adjusted Net Income divided by the number of common shares.

($ thousands)	Three Months Ended March 31, 2019
Reconciliation of Net Income to Adjusted Net Income:
Net loss	$(109,636)
Accretion expense	9,607
Loss on debt extinguishment	—
Transaction related costs	2,493
Derivative fair value (gain) loss(1)	109,579
Net cash receipts (payments) on settled derivative instruments(1)	(3,019)
Non-cash equity-based compensation expense	1,259

Adjusted Net Income	$10,283

Weighted average common shares outstanding at March 31, 2019:
Basic	54,156
Diluted	54,156
Net Loss per common share (Loss Per Share):
Basic	$(2.02)
Diluted	$(2.02)
Adjusted Net Income per common share (Adjusted Earnings Per Share):
Basic	$0.19
Diluted	$0.19

(1)

The adjustments for the derivative fair value (gain) loss and net cash receipts (payments) on settled derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDA on a cash basis during the period the derivatives settled.

Reconciliation of Net Debt and Net Debt to Annualized Adjusted EBITDA

“Net Debt” is not a measure of Debt as determined by GAAP. We define Net Debt as the total Debt principal of the Company plus the Finance Lease balance minus Cash.

“Net Debt to Annualized Adjusted EBITDA” is defined as Net Debt divided by the Annualized Adjusted EBITDA.

We believe the presentation of Net Debt, Annualized Adjusted EBITDA and Net Debt to Annualized Adjusted EBITDA is important to provide management and investors with additional important information to evaluate our business. These measures are widely used by investors and ratings agencies in the valuation, comparison, rating and investment recommendations of companies.

Reconciliation of Net Debt ($ thousand) at March 31, 2019:
Debt principal	$682,387
Finance Lease	90,357

Gross Debt	772,744
Cash	(45,725)

Net Debt	$727,019

Reconciliation of Annualized Adjusted EBITDA:
Adjusted EBITDA for the three month period ended September 30, 2018	157,021
Adjusted EBITDA for the three month period ended December 31, 2018	158,755
Adjusted EBITDA for the three month period ended March 31, 2019	93,729

Adjusted EBITDA for the nine month period ended March 31, 2019	409,505
÷ 9 × 12

Annualized Adjusted EBITDA	546,007
Reconciliation of Net Debt to Annualized Adjusted EBITDA
Net Debt / Annualized Adjusted EBITDA	1.3x

The Annualized Adjusted EBITDA information included in this communication provides additional relevant information to our investors and creditors. Talos needs to comply with a financial covenant included in its Bank Credit Facility that requires it to maintain a Net Debt to Annualized Adjusted EBITDA ratio equal to or lower than 3.0x. For purposes of covenant compliance, Annualized Adjusted EBITDA, with certain adjustments, is calculated the following way:

•	On March 31, 2019: Adjusted EBITDA for the nine month period ended on March 31 divided by nine and multiplied by 12

•	On June 30, 2019: Adjusted EBITDA for the 12 month period ended on June 30, 2019

•	For every subsequent quarter: trailing 12 month Adjusted EBITDA